Exhibit 3.1

BY-LAWS
OF
GARAN, INCORPORATED
[AS AMENDED THROUGH AUGUST 13, 2001]
SECTION I
OFFICES
1.1.	The principal office of the Corporation shall be in the
City, County, and State of New York.
1.2.	The Corporation shall have a registered office in the City
of Richmond, Commonwealth of Virginia.
1.3.	The Corporation may have such other offices as the Board of
Directors from time to time may determine.
SECTION II
MEETINGS OF SHAREHOLDERS
2.1.	All meetings of the shareholders of the Corporation shall be held at such place within or without the Commonwealth of Virginia as the Board of Directors shall select.
2.2.	The annual meeting of the shareholders of the Corporation
shall be held at a date and time fixed by the Board of Directors, at which time the shareholders shall elect directors of the Corporation and transact such other business as may properly come before the meeting.
2.3.	Special meetings of the shareholders for any purpose or
purposes may be called by resolution of the Board of Directors or by the Chairman of the Board or the President. Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice of meeting.
2.4.	Written notice of every meeting of shareholders stating the
date, time, and place where it is to be held and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each shareholder of record entitled to vote at such meeting not more than 60 nor less than 10 days before the meeting unless a different time period is prescribed by law. Notice of a shareholders' meeting to act on an amendment of the Articles of Incorporation, a plan of merger or share exchange, a proposed sale of all or substantially all of the Corporation's assets not in the usual and regular course of business, or the dissolution of the Corporation shall be given not less than 25 nor more than 60 days before the date of the meeting and shall be accompanied, as appropriate, by a copy of the proposed amendment, plan of merger or share exchange, or sale agreement. If mailed, such notice shall be directed to a shareholder at the shareholder's address as it shall appear on the books of the Corporation at the record date determined in accordance with Paragraph 8.1 unless the shareholder shall have filed with the Secretary of the Corporation a written request that notices intended for such shareholder be mailed to some other address, in which case it shall be mailed to the address designated in such request. Notice of all meetings may be waived by any shareholder by written waiver, either before or after the meeting, or by personal attendance at the meeting. A shareholder who attends a meeting shall be deemed to have (a) waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting he, she, or it objects to holding the meeting or transacting business at the meeting and (b) waived objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless he, she, or it objects to considering the matter when it is presented.
2.5.	The holders of a majority of the shares issued and
outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall be required for and shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute, the Articles of Incorporation, or these By-laws.
2.6.	If a quorum is not present at a meeting, the shareholders
entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting originally called.
2.7.	Where there is a quorum at any meeting, the vote of the
holders of a majority of the shares having voting power, present in person or represented by proxy, and voting on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of any applicable statute, the Articles of Incorporation, or these By-laws a different vote is required, in which case such express provision shall govern and control the decision on such question.
2.8.	Each shareholder of record having the right to vote shall be entitled at a meeting of the shareholders of the Corporation to one vote for each share of stock standing in the name of such shareholder on the books of the Corporation and such votes may be cast either in person or by proxy.
2.9.	A shareholder or a shareholder's duly authorized attorney-
in-fact may execute a writing authorizing another person or persons to act for him, her, or it as proxy. Execution may be accomplished by the shareholder or such shareholder's duly authorized attorney-in-fact or authorized officer, director, employee, or agent signing such writing or causing such shareholder's signature to be affixed to such writing by any reasonable means including, but not limited to, facsimile signature. No proxy shall be valid after the expiration of 11 months from the date of its execution unless it shall have specified therein a different duration. The Secretary or any Vice President may approve procedures to enable a shareholder or a shareholder's duly authorized attorney-in-fact to authorize another person or persons to act for him, her, or it as proxy by transmitting or authorizing the transmission of a telegram, cablegram, internet transmission, telephone transmission, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which the inspectors of election can determine that the transmission was authorized by the shareholder or the shareholder's duly authorized attorney-in-fact. If it is determined that such transmissions are valid, the inspectors of election shall specify the information upon which they relied. Any copy, facsimile telecommunication, or other reliable reproduction of the writing or transmission created pursuant to this Paragraph 2.9 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication, or other reproduction shall be a complete reproduction of the entire original writing or transmission.
	2.10.A.	Nominations of persons for election to the Board of
Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only
(i) pursuant to the Corporation's notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors, or (iii) by any shareholder of the Corporation who was a shareholder of record of the Corporation who is entitled to vote at the meeting at the time the notice provided for in Paragraph 2.10.B is delivered to the Secretary of the Corporation and who complies with the notice procedures set forth in that paragraph.
	2.10.B.	For nominations or other business to be properly
brought before an annual meeting by a shareholder pursuant to Paragraph 2.10.A (iii), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting, provided that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period or extend any time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act") and such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such shareholder and of such beneficial owner, as they appear on the Corporation's books, (b) the class and number of shares of capital stock of the Corporation that are owned beneficially and of record by such shareholder and such beneficial owner, (c) a representation that the shareholder is a holder of record of shares of the Corporation's capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (d) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of his intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such shareholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.
The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.
	2.10.C.	Notwithstanding anything in the second sentence of
Paragraph 2.10.B to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by Paragraph 2.10.B also shall be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
2.11. 	At a special meeting of shareholders, only such
business shall be conducted as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. At a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting, nominations of persons for election to the Board of Directors may be made (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Paragraph 2.11 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Paragraph 2.11. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder entitled to vote in such election of directors may nominate a person or persons, as the case may be, for election as director(s) if the shareholder delivers a notice complying with the provisions of clauses (i) and (iii) of Paragraph 2.10.B to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period or extend any time period for giving of a shareholder's notice as described above.
2.12.	Only such persons who are nominated in accordance
with the procedures set forth in Paragraphs 2.10, 2.11, and 5.2 shall be eligible at an annual or special meeting of shareholders of the Corporation to be elected to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in Paragraphs 2.10 and 2.11. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Paragraphs
2.10 and 2.11 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group that solicited) or did not so solicit, as the case may be, proxies in support of such shareholder's nominee or proposal in compliance with such shareholder's representation as required by Paragraph 2.10.B(iii)) and (b) if he determines that such nomination or proposal was not made or proposed in accordance with such procedures, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the provisions of Paragraphs 2.10 and 2.11, if the shareholder (or a designated representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies with respect to such vote may have been received by the Corporation.
2.13.	Notwithstanding the provisions of Paragraphs 2.10,
2.11, and 2.12, a shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section II. Nothing in Paragraphs 2.10, 2.11, or 2.12 shall be deemed to affect any rights (a) of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.
SECTION III
DIRECTORS
3.1.	The business of the Corporation shall be managed under the
direction of its Board of Directors which may exercise all powers of the Corporation and do all lawful acts and things as are not by statute, the Articles of Incorporation, or these By-laws required to be exercised or done by the shareholders.
3.2.	The Board of Directors shall consist of nine directors of
full age who need not be shareholders of the Corporation. The directors shall be divided into three classes, each of which shall consist of three directors. The directors in each class shall serve for a term of three years and until their successors are elected and qualify, provided that the current terms of each class expire at the annual meeting of shareholders listed below, upon their successors being elected and qualifying:
					  Annual Meeting
					Class One	2002
					Class Two	2003
					Class Three 2004

At each annual meeting of shareholders, the number of directors to be elected shall be equal to the number of directors whose terms of office then expire. By amendment of these By-laws, the Board of Directors or the shareholders may increase or decrease the number of directors, provided that the Board of Directors may not increase or decrease the number of directors by more than 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders.
3.3.	If the office of any director becomes vacant for any reason, including a vacancy resulting from an increase in the size of the Board of Directors, the directors in office may elect a director to fill such vacancy until the next annual meeting of shareholders. At each annual meeting of shareholders, the shareholders shall elect directors to fill any vacancy on the Board of Directors in any class for the remaining term of office of the other directors in that class.
3.4.	Anything to the contrary in Paragraph 3.3 notwithstanding,
the shareholders may fill any vacancy on the Board of Directors in any class for the remaining term of office the other of directors in that class.
3.5.	No person shall be elected as a director of the Corporation
unless nominated in accordance with the provisions of Paragraphs 2.10, 2.11, 2.12, 2.13, or 5.2.
3.6.	Any director may be removed with or without cause, at any
time, by vote of the shareholders at any meeting one of the purposes of which, as set forth in the notice of meeting, is the removal of such director.
SECTION IV
MEETINGS OF THE BOARD
4.1.	The directors may hold their meetings at the principal
office of the Corporation or at such other places, either within or without the Commonwealth of Virginia, as they from time to time may determine.
4.2.	Regular meetings of the Board of Directors may be held
without notice at such time and place as shall from time to time be determined by resolution of the Board of Directors.
4.3.	Special meetings of the Board of Directors may be called by
the Chairman of the Board, President, or Secretary and shall be called by the Chairman of the Board, President, or Secretary on the written request of two directors. Notice of such meeting, which need not specify the business to be transacted thereat, shall be given at least three business days before the day on which the meeting is to be held to each director either orally or in writing.
4.4.	Whenever any notice is required to be given to a director of any meeting for any purpose under the provisions of law, the Articles of Incorporation, or these By-laws, a waiver thereof in writing signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless at the beginning of the meeting or promptly upon the director's arrival he or she objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
4.5.	At any meeting at which every member of the Board of
Directors shall be present, though held without notice, any business may be transacted which might have been transacted if the meeting had been held with notice.
4.6.	Meetings may be held with some or all of the directors
participating by any means of communication by which all directors participating may simultaneously hear each other during the meeting.
4.7.	At all meetings of the Board of Directors, including
meetings held in accordance with Paragraph 4.6, a majority of the entire number of directors then in office shall be required for and constitute a quorum for the transaction of business.
4.8.	Any act of a majority of the directors present at a meeting
at which there is a quorum, including meetings held in accordance with Paragraph 4.6, shall be the act of the Board of Directors except as may be otherwise specifically provided by any applicable statute, the Articles of Incorporation, or these By-laws.
4.9.	If a quorum is not present at any meeting of directors,
including meetings held in accordance with Paragraph 4.6, the directors present may adjourn such meeting from time to time without notice other than an announcement at the meeting until a quorum shall be present. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting originally called.
SECTION V
COMMITTEES OF THE BOARD OF DIRECTORS
5.1.	The Board of Directors shall have the power to designate by
resolution one or more Committees of the Board of Directors whose members shall serve at the pleasure of the Board of Directors. Subject to the power of the Board of Directors to override, modify, nullify, or change the action of any Committee, the actions of such Committee shall be the act of the Board of Directors with respect to the authority granted such Committee. Except for the Nominating Committee referred to in Paragraph
5.2 and the Audit Committee referred to in Paragraph 5.3, each such Committee shall consist of such number of directors, not less than two, as the Board of Directors from time to time may designate. One member of each Committee shall be designated by the Board of Directors as Chairman of such Committee.
5.2.	The Board of Directors shall designate a Nominating
Committee consisting of two directors of the Corporation, who shall select the management nominees for all directors to be elected pursuant to the provisions of Paragraphs 3.2 and 3.3. Nomination shall be made by the Nominating Committee only pursuant to the affirmative vote of both of its members. Except in the case of a nominee substituted by the Nominating Committee as a result of the death, incapacity, disqualification, or other inability to serve of a management nominee, the Nominating Committee shall deliver written nominations to the Secretary of the Corporation at least 60 days prior to the date of the annual meeting. Management nominees substituted as a result of the death, incapacity, disqualification, or other inability to serve of a management nominee shall be delivered to the Secretary as promptly as practicable. At the request of the Nominating Committee, any person nominated by the Nominating Committee for election as a director at an annual meeting shall furnish to the Secretary that information required to be set forth in a shareholder's notice of nomination that pertains to a nominee in accordance with the provisions of Paragraph 2.10. Provided that the Nominating Committee selects the management nominees, no nominees for director, except those made by the Nominating Committee, shall be voted upon at the annual meeting of shareholders unless other nominations are made in accordance with the provisions of Paragraph 2.10. Except in the case of a management nominee substituted as a result of the death, incapacity, disqualification, or other inability to serve of a management nominee, if the Nominating Committee shall fail or refuse to nominate a slate of directors at least 30 days prior to the date of the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.
	5.3.A.	At least annually, the Board of Directors shall
designate an Audit Committee which shall consist of three directors whose membership on the Audit Committee shall meet the requirements set forth in the rules of the American Stock Exchange, as amended from time to time. Vacancies in the Audit Committee shall be filled by the Board of Directors with directors meeting the requirements set forth above, giving consideration to continuity of the Audit Committee. Members of the Audit Committee shall be subject to removal by the Board of Directors at any time.
	5.3.B.	The primary function of the Audit Committee shall be
to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing and overseeing (i) the financial reports and other financial information provided by the Corporation to any governmental body or the public, (ii) the Corporation's finance and accounting systems,
(iii) the independence of the Corporation's outside auditors and the performance of the Corporation's internal and outside auditors, and (iv) the Corporation's auditing, accounting, and financial reporting processes generally, all as more specifically set forth in an Audit Committee Charter adopted by the Board of Directors as in effect from time to time.
	5.3.C.	Subject to the Audit Committee Charter, the Audit
Committee may fix its own rules of procedure. The Audit Committee shall meet at least four times a year with both the Corporation's internal and outside auditors present.
5.4.	Regular meetings of any Committee may be held at such
places, at such times, in such manner (including holding meetings as set forth in Paragraph 4.6), with or without notice, as such Committee or the Board of Directors may determine by resolution.
5.5.	The Chairman of any Committee and any officer authorized to
call a meeting of the Board of Directors may call a Special Meeting of any Committee on three days notice.
5.6.	At all meetings of any Committee, a majority of the
Committee members then in office shall constitute a quorum required for the transaction of business.
5.7.	If a quorum is not present at any meeting of a Committee,
the members present may adjourn such meeting from time to time without notice other than an announcement at the meeting until a quorum shall be present. At such adjourned meeting any business may be transacted which might have been transacted at the meeting originally called.
5.8.	The acts of a majority of the Committee members present at a meeting at which there is a quorum shall be the act of such Committee except as may be otherwise specifically provided by statute, the Articles of Incorporation, or these By-laws.
SECTION VI
OFFICERS
6.1.	The officers of the Corporation shall be a Chairman of the
Board, President, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice President or Senior Vice President), Treasurer, and Secretary. Any officer may hold more than one office.
6.2.	The Board of Directors, immediately after each annual
meeting of shareholders, shall elect from their number the Chairman of the Board and also shall elect the President, Vice Presidents, Treasurer, Secretary, and such other officers as they shall deem necessary, none of whom need be members of the Board of Directors.
6.3.	The salaries of the principal executive officers of the
Corporation shall be fixed by the Board of Directors based upon advice of the Compensation Committee of the Board of Directors.
6.4.	The officers of the Corporation shall hold office for one
year and until their successors are elected and qualify.
6.5.	Any corporate officer elected by the Board of Directors may
be removed with or without cause at any time by the vote of a majority of the directors then in office. If the office of any corporate officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors, but the Board of Directors may determine that such vacancy need not be filled.
6.6.	The Board of Directors, the Chairman of the Board, or the
President may appoint other persons who shall hold titles as divisional or administrative "officers" for such terms as are designated by the Board of Directors, Chairman, or President but such "officers" as such shall not be deemed to be officers of the Corporation and as such shall not be deemed to be authorized to enter into contracts binding on the Corporation. Any divisional or administrative "officer" so appointed may be removed at any time by the Board of Directors, the Chairman, or the President.
6.7.	The officers of the Corporation shall have such duties as
generally pertain to their offices, as well as such powers and duties as are hereinafter provided and as from time to time may be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his or her duties as the Board of Directors may see fit.
6.8.	Chairman of the Board.
	6.8.A.	The Chairman of the Board shall be the chief
executive officer of the Corporation. He or she shall preside at all meetings of the Board of Directors, shall supervise the business of the Corporation and its officers, subject to the authority of the Board of Directors, shall have chief responsibility for planning for the operations, the long term goals, and the business of the Corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall have the power to direct all employees of the Corporation, including all corporate officers, in the performance of their duties. He or she may represent the Board of Directors at all meetings of Board Committees. In the absence or disability of the President, he or she also shall perform the duties and exercise the powers of the President.
	6.8.B.	The Chairman of the Board shall have the power to
appoint, remove, employ, discharge, assign the duties of, and fix the compensation of all divisional and administrative "officers," servants, agents, employees, and clerks of the Corporation other than the duly elected corporate officers. The Chairman of the Board may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or these By-laws to some other officer or agent of the Corporation or shall be required by law to be signed or executed otherwise.
`	6.8.C.	The Chairman of the Board shall perform all duties
incident to the office of the Chairman of the Board and such other duties as the Board of Directors from time to time may prescribe.
6.9.	President.
	6.9.A.	The President shall be the chief operating officer
of the Corporation. He or she shall have the general authority for day to day operations of the Corporation, provided that he or she shall report to the Chairman of the Board. In the absence or disability of the Chairman of the Board, he or she also shall perform the duties and exercise the powers of the Chairman of the Board.
	6.9.B.	Subject to the approval of the Chairman of the
Board, the President shall have the power to appoint, remove, employ, discharge, assign the duties of, and fix the compensation of all divisional and administrative "officers," servants, agents, employees, and clerks of the Corporation other than the duly elected corporate officers. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or these By-laws to some other officer or agent of the Corporation or shall be required by law to be signed or executed otherwise.
	6.9.C.	The President shall perform all duties incident to
the office of the President and such other duties as the Board of Directors or the Chairman of the Board from time to time may prescribe.
6.10.	Vice Presidents.
	6.10.A.	The Board of Directors may designate one or more
Vice Presidents as Executive Vice Presidents, Senior Vice Presidents, or as Vice Presidents with specific areas of responsibility such as manufacturing, finance, general counsel, or the like.
	6.10.B.	Each Vice President shall perform all duties
incident to his or her office and such other duties as the Board of Directors, the Chairman of the Board, or the President from time to time may prescribe. Any Vice President of the Corporation may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or these By-laws to some other officer or agent of the Corporation or shall be required by law to be signed or executed otherwise.
	6.10.C.	Any Vice President, in the absence or disability of
the Chairman of the Board and the President, also shall perform the duties and exercise the powers of the Chairman of the Board and the President, provided that subject to the approval of the Board of Directors, the Chairman of the Board or the President from time to time may designate which Vice President shall perform such functions.
6.11.	Chief Financial Officer.
6.11.A.	The Board of Directors shall have the power to
designate a corporate officer as Chief Financial Officer of the Corporation, subject to any statutory duties of the Treasurer.
	6.11.B.	Any officer so designated as Chief Financial Officer
shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He or she shall render to the Chairman of the Board, President, and directors at the regular meetings of the Board of Directors, or whenever they may require it, an account of all of the transactions and the financial condition of the Corporation. He or she shall perform all duties incident to the office of the Chief Financial Officer and such other duties as the Board of Directors, Chairman of the Board, or President with the concurrence of the Chairman of the Board from time to time may prescribe.
	6.11.C.	The Chief Financial Officer, if required by the
Board of Directors, shall give to the Corporation, at the expense of the Corporation, a bond in such sum or sums and with such surety or sureties as shall be satisfactory to the Board of Directors conditioned upon the faithful performance of his or her duties and for the restoration to the Corporation in case of his or her death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.
6.12.	Treasurer.
6.12.A.	The Treasurer shall perform all duties required by
law, and, if he or she is not the Chief Financial Officer, shall assist the Chief Financial Officer and perform his or her duties in the event of his or her absence or disability.
	6.12.B.	The Treasurer shall perform all duties incident to
the office of the Treasurer and such other duties as the Board of Directors, Chairman of the Board, President with the concurrence of the Chairman of the Board, or Chief Financial Officer (if other than the Treasurer) from time to time may prescribe.
6.13.	Secretary.
6.13.A.	The Secretary shall attend all meetings of the Board
of Directors and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose. He or she shall give or cause to be given notice of all meetings of shareholders and special meetings of the Board of Directors. He or she shall keep in safe custody the seal of the Corporation and affix or cause it to be affixed to any instrument when authorized by the Board of Directors. The Board of Directors may appoint one or more Assistant Secretaries to assist the Secretary and, in his or her absence or disability, perform his or her duties.
	6.13.B.	The Secretary shall perform all duties incident to
the office of the Secretary and such other duties as the Board of Directors, Chairman of the Board, or President with the concurrence of the Chairman of the Board from time to time may prescribe.
6.14.	Division and Administrative Officers.
	Divisional and administrative, or non corporate, "officers"
shall have such duties as the Board of Directors, Chairman of the Board, or the President with the concurrence of the Chairman of the Board from time to time may prescribe.
SECTION VII
CERTIFICATES OF STOCK
7.1.	The certificates of stock of the Corporation shall be
numbered and entered in the stock books of the Corporation (which shall be maintained by the Corporation or by such Registrar or Transfer Agent as the Board of Directors may appoint) as they are issued. They shall exhibit the holder's name, the number of shares, and shall be signed by the President or any Vice President and by the Secretary or Assistant Secretary, or bear a facsimile of their signatures, and shall bear the corporate seal or a facsimile thereof.
7.2.	The Board of Directors may direct a new certificate or
certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost or destroyed certificate or certificates, or his, her, or its legal representative, to advertise the same in such manner as the Board of Directors may require and/or give the Corporation a bond in such sum and with such surety or sureties as the Board of Directors may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.
7.3.	Upon surrender to the Corporation or the transfer agent of
the Corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto and cancel the old certificate. Every record transfer of stock shall be entered on the stock books of the Corporation.
7.4.	To the extent that any provision of the Amended and Restated
Rights Agreement between the Corporation and Chemical Bank (now known as JP Morgan Chase Bank), as Rights Agent, dated April 21, 1993, is deemed to constitute a restriction on the transfer of any securities of the Corporation, including, without limitation, the Rights, as defined in the Rights Agreement, such restriction is hereby authorized.
7.5.	The Corporation shall be entitled to treat the holder of
record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not the Corporation shall have express or other notice thereof, except as expressly provided by applicable statute.
SECTION VIII
RECORD DATE
8.1.	The Board of Directors may fix in advance a date not more
than 70 days preceding any meeting of shareholders, the payment of any dividend, the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting, to receive payment of any such dividend or any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of capital stock and only such shareholders shall be entitled to such notice of and to vote at such meetings, or to receive payment of such dividend or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares of stock on the books of the Corporation after the record date so fixed.
SECTION IX
DIVIDENDS
9.1.	Dividends upon the capital stock of the Corporation, subject to any applicable statutory provisions or provisions of the Articles of Incorporation, may be declared by the Board of Directors at any regular or special meeting.
9.2.	Before payment of any dividend, there may be set aside out
of the earned surplus or capital surplus of the Corporation available for dividends such sum or sums as the directors from time to time in their absolute discretion deem proper as a reserve fund to meet contingencies, for equalizing dividends, for repairing or
maintaining any property of the Corporation, or for such other purposes as the directors shall deem conducive to the interests of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
SECTION X
SEAL
10.1.	The seal of the Corporation shall include:
the name of the Corporation, 1957, and the words "Corporate Seal, Virginia." The seal may be used by causing it or a facsimile thereof to be reproduced upon or impressed directly on the
instrument or writing to be sealed, or upon an adhesive substance to be affixed thereto.  The seal on any corporate obligation for the payment of money may be printed, engraved, or a facsimile.
SECTION XI
CONTROL SHARE ACQUISITIONS
11.1.	Article 14.1 of the Virginia Stock
Corporation Act (Control Share Acquisitions) does not apply to any acquisition of shares of the Corporation.
SECTION XII
AMENDMENTS
12.1.	Subject to the provisions of the Articles of
Incorporation and applicable statutes, these By-laws may be amended, altered, added to, or repealed by the vote of the Board of Directors at any regular or special meeting of the Board of Directors, or by the shareholders at any annual or special meeting of the shareholders.